Exhibit 99.1
8325 Six Forks Road
Raleigh, NC 27615
919-846-4100
800-444-5664
EnactMI.com

Enact Announces Changes to its Board of Directors

RALEIGH, N.C., March 11, 2025 (GLOBE NEWSWIRE) -- Enact Holdings, Inc. (Nasdaq: ACT) (Enact) today announced that it has appointed H. Elizabeth (Liz) Mitchell as an Independent Director to serve on Enact’s Board of Directors, effective March 11, 2025. She has also been appointed as a member of the Audit Committee. In addition, the company announced that Anne G. Waleski has made the decision not to stand for re-election at the 2025 Annual Shareholder Meeting on May 14, 2025. As a result of these actions, Enact’s Board will temporarily increase in size from eleven to twelve directors until the company’s 2025 Annual Shareholder Meeting.

Ms. Mitchell brings deep financial, industry and public company experience to the Enact Board. She has served as an independent director of Selective Insurance Group, Inc. since 2018, and as chair of its audit committee since 2021. She has also served as an independent director of Principal Financial Group, Inc. since 2022. Ms. Mitchell previously served as an independent director of StanCorp Financial Group, Inc. from 2017 to 2022, chairperson of the board of Weston Insurance Holdings from 2020 to 2022, and member of the board of advisors of Hudson Structured Capital Management Ltd. from 2018 to 2024.  Ms. Mitchell was Chief Executive Officer of Renaissance U.S. Inc., and its predecessor Platinum Underwriters Reinsurance, Inc., from 2007, and the company’s President from 2005, until her retirement in 2016.

Ms. Mitchell is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries. She is a National Association of Corporate Directors (NACD) Certified Director and has earned the CERT Certificate in Cybersecurity Oversight from Carnegie Mellon University. Ms. Mitchell holds a B.A from the College of the Holy Cross, Worcester, MA.

Dom Addesso, Chairperson of the Enact Board commented, “We are thrilled to welcome Liz to our Board of Directors, I look forward to working with her and know that the board will benefit from her deep financial expertise and industry experience. I am confident that her insights will contribute to the growth of our business and create long-term value for our shareholders.”

Ms. Waleski has served as a member of Enact’s Board of Directors since 2021. She will continue to serve as Audit Committee Chairperson and as a member of the Nominating & Corporate Governance Committee until the company’s 2025 Annual Shareholder Meeting. Ms. Waleski’s decision is not the result of any disagreement with Enact on any matter relating to Enact’s operations, policies, or practices.

Mr. Addesso added, “On behalf of the entire Board, I would like to thank Anne for her service and dedication to Enact. We appreciate the contributions and insights she’s provided since joining the Board and wish her the best in her future endeavors.”

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.